Exhibit 21.1

IAA, INC. SUBSIDIARIES*

Name	Domicile
Axle Holdings Acquisition Company LLC	Delaware
Axle Holdings, Inc.	Delaware
IAA Acquisition Corp	Delaware
IAA Holdings, Inc.	Delaware
Insurance Auto Auctions Corp.	Delaware
Insurance Auto Auctions of Georgia, LLC	Georgia
IAA Services, Inc.	Illinois
Insurance Auto Auctions, Inc.	Illinois
Automotive Recovery Services, Inc.	Indiana
Auto Disposal Systems, Inc.	Ohio
Insurance Auto Auctions Tennessee LLC	Tennessee
ADESA Impact Texas, LLC	Texas
1206397 B.C. Unlimited Liability Company	British Columbia
Impact Auto Auctions Ltd.	Ontario
Impact Auto Auctions Sadbury Ltd.	Ontario
Suburban Auto Paris Inc.	Ontario
Gilbert Mitchell Holdings Limited	United Kingdom
Gilbert Mitchell Limited	United Kingdom
HBC Vehicle Services Limited	United Kingdom
KAR International Holdings Limited	United Kingdom
KAR UK Holdings Limited	United Kingdom
1st Interactive Design Limited	United Kingdom

* After giving effect to the internal reorganization transactions described in IAA, Inc.’s information statement filed herewith as Exhibit 99.1.  IAA, Inc. expects that the names of these subsidiaries may change after the distribution occurs.